UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 9, 2014

GORDMANS STORES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34842	26-3171987
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1926 South 67th St

Omaha, Nebraska 68106

(Address of principal executive offices, zip code)

(402) 691-4000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On June 9, 2014, Gordmans, Inc. (the “Borrower”), a wholly owned subsidiary of Gordmans Stores, Inc. (the “Company”), entered into the Waiver and First Amendment (the “Amendment”) to the Loan, Guaranty and Security Agreement dated as of August 27, 2013 by and among the Borrower, the guarantors from time to time party thereto and Cerberus Business Finance, LLC, as the collateral and administrative agent for the lenders (the “Senior Term Loan”).

The Amendment, among other things, (a) revised the fixed charge coverage ratio and leverage ratio covenants to be less restrictive for fiscal quarters commencing with the second quarter of fiscal 2014 through the maturity date; (b) revised the capital expenditures limitation for each fiscal year end; (c) introduced a liquidity test to which the Company is subject at each measurement date, as defined in the Senior Term Loan, that could result in a 1% increase in the interest rate should the Company’s operating performance and fixed charge coverage ratio fall below levels specified in the Amendment; and (d) extended the prepayment penalty period under the early payment provision from the amendment date through the first and second anniversaries of the Amendment.

The description of the Amendment set forth above is qualified in its entirety by the Amendment, which is incorporated into this Item 1.01 by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Waiver and First Amendment to the Loan, Guaranty and Security Agreement dated as of August 27, 2013 by and among the Borrower, the guarantors from time to time party thereto and Cerberus Business Finance, LLC, as the collateral and administrative agent for the lenders (incorporated by reference to Exhibit 10.2 of our Current Report on Form 10-Q, filed on June 12, 2014).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GORDMANS STORES, INC.

Date: June 13, 2014	By:	/s/ Michael D. James
		Name:	Michael D. James
		Title:	Chief Financial Officer, Senior Vice President, Treasurer and Assistant Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Waiver and First Amendment to the Loan, Guaranty and Security Agreement dated as of August 27, 2013 by and among the Borrower, the guarantors from time to time party thereto and Cerberus Business Finance, LLC, as the collateral and administrative agent for the lenders (incorporated by reference to Exhibit 10.2 of our Current Report on Form 10-Q, filed on June 12, 2014).

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